Exhibit 99.1

[SEMCO ENERGY LOGO] 1411 Third Street, PO BOX 5004, Port Huron, MI 48061-5004	NEWS RELEASE

FOR IMMEDIATE RELEASE

Analysts Contact: Thomas Connelly
Director of Investor Relations
Phone: 248-458-6163

Media Contact: Timothy Lubbers
Director of Marketing & Corporate Communications
Phone: 810-887-4208

SEMCO ENERGY, INC. COMMENCES TENDER OFFER FOR DEBT SECURITIES

PORT HURON, MI, OCTOBER 10, 2007 – SEMCO ENERGY, Inc. (NYSE:SEN) today announced that it has commenced cash tender offers and related consent solicitations for (1) any and all of its outstanding 7⅛% Senior Notes due 2008 (the 2008 Notes) and (2) any and all of its outstanding 7¾% Senior Notes due 2013 (the “2013 Notes” and, together with the 2008 Notes, the “Notes”).

Security Description	CUSIP Number	Reference Security	Fixed Spread (in basis points)
7¾% Senior Notes due 2013	78412DAL3 78412DAM1	5⅝% due 5/15/08	+50
7⅛% Senior Notes due 2008	78412DAJ8	5⅝% due 5/15/08	+50

The tender offers and consent solicitations are being made pursuant to the Offers to Purchase and Consent Solicitation Statement (the Statement) dated October 10, 2007, and the related Consent and Letter of Transmittal dated October 10, 2007, which set forth a more detailed description of the tender offers and consent solicitations.  Each tender offer and consent solicitation will expire at 5 p.m., New York City time, on November 7, 2007, unless extended or terminated with respect to a series of Notes.
Under the terms of the tender offers, the purchase price for each $1,000 principal amount of 2008 Notes or 2013 Notes tendered and accepted for purchase pursuant to the applicable tender offer shall be equal to (A) the present value on the date SEMCO pays for the Notes tendered in the applicable tender offer, minus accrued interest, of (i) $1,038.75 per $1,000 principal amount of 2013 Notes or $1,000 per $1,000 principal amount of 2008 Notes, as applicable, and (ii) the remaining scheduled interest payments on the tendered Notes to and including May 15, 2008, (with respect to the 2013 Notes, the “Redemption Date,” and with respect to 2008 Notes, the “Maturity Date”), in each case determined in accordance with standard market practice on the basis of a yield to the Redemption Date or Maturity Date, as the case may be, equal to the sum of (a) the yield to maturity on the 5⅝% U.S. Treasury Note due May 15, 2008, as calculated by Credit Suisse, in accordance with standard market practice, based on the bid side price for such reference treasury security as of 10 a.m., New York City time, on October 24, 2007, unless changed to a later time with respect to a series of Notes, plus (b) 50 basis points; minus (B) $30 per $1,000 principal amount of the tendered Notes, which is equal to the consent payment.  Holders who validly tender and do not validly withdraw their Notes will also be entitled to accrued but unpaid interest on their tendered Notes to, but excluding, the applicable settlement date.

In conjunction with the tender offers, SEMCO is also soliciting consents from holders of Notes to eliminate substantially all of the restrictive covenants and certain events of default under the indentures governing the Notes.  Holders may not tender their Notes without delivering their consents pursuant to the applicable consent solicitation.  SEMCO will make a consent payment of $30 per $1,000 to all holders whose consents have been validly delivered pursuant to the applicable consent solicitation and not withdrawn prior to 5 p.m., New York City time, on October 23, 2007, unless extended with respect to a series of Notes.  Validly tendered Notes may be withdrawn and validly delivered consents may be revoked at any time prior to such date, but not thereafter.
Each tender offer is subject to certain conditions, including, but not limited to, SEMCO’s receipt of adequate consents to amend each of the applicable indentures and the consummation of SEMCO’s pending share exchange with Cap Rock Holding Corporation.  The Statement contains a full description of all such conditions to the tender offers.
SEMCO has retained Credit Suisse Securities (USA) LLC to serve as the Dealer Manager and Solicitation Agent for the tender offers and consent solicitations.  Requests for documents may be directed to D.F. King & Co., Inc., the Information Agent, by telephone at (800) 290-6431 (toll-free) or (212) 269-5550 (Banks and Brokers may call collect).  Questions regarding the tender offer may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll-free) or (212) 538-0652 (collect).

This press release is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consents with respect to any securities.  The tender offers and consent solicitations are being made solely by the Statement and the related Consent and Letter of Transmittal.

SEMCO ENERGY, Inc. distributes natural gas to more than 400,000 customers combined in Michigan, as SEMCO ENERGY GAS COMPANY, and in Alaska, as ENSTAR Natural Gas Company. It also owns and operates businesses involved in propane distribution, intrastate pipelines and natural gas storage in various regions of the United States.

The following is a "Safe-Harbor" statement under the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements that involve risks and uncertainties. Statements that are not historic facts, including statements about the Company's outlook, beliefs, plans, goals and expectations, are forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to, the effects of weather, the economic climate, competition, commodity prices, changing conditions in the capital markets, regulatory approval processes, success in obtaining new business, success in defending claims against the Company, and other risks detailed from time to time in the Company's Securities and Exchange Commission filings.